                                                                    EXHIBIT 10.4

                              BEFREE SERVICE ORDER

THIS AGREEMENT is made and entered into as of 6/14/99 (the "Effective Date") by and between Be Free, Inc. ("Be Free"), having its principal place of business at 154 Crane Meadow Road, Suite 100, Marlborough, Massachusetts 01752, and 800.com, Inc. ("Merchant"), having its principal place of business at 1516 NW Thurman, Portland, Oregon 97209. In consideration of the mutual covenants and conditions contained in this Service Order and in Be Free's standard Terms of Service in the form attached hereto (collectively the "Agreement"), and intending to be legally bound hereby, the parties mutually agree as follows:

1.        BFAST                        DECLINED [ ]                ACCEPTED [X]

a. Provided that Merchant has initialed or checked "Accepted" above, Merchant agrees to the BFAST provisions of the Agreement, including the fees outlined below, and Be Free agrees to provide the BFAST Services detailed in Exhibit A.

b. Merchant agrees to pay Be Free a BFAST Implementation Fee of [ * ] dollars ($[ * ]) upon execution of this Agreement and [ * ] dollars ($[
        * ]) upon BFAST Program Launch.

c. Merchant agrees to pay Be Free a BFAST Service Fee each month equal to the greater of:

        (i) [ * ] percent ([ * ]%) of monthly Net Sales generated through the Affiliate Sales Channel (for purposes of this Section, Net Sales shall be defined as gross sales less shipping charges, taxes and returns); or

        (ii) upon BFAST Program Launch, a minimum Monthly Service Fee of $[ * ] dollars.


2.      AFFILIATE SUPPORT (REQUIRES BFAST)  DECLINED  LEVEL I       LEVEL I &
                                               [X]    SUPPORT       LEVEL II
                                                      ACCEPTED [ ]  SUPPORT
                                                                    ACCEPTED [ ]

a. Provided that Merchant has initialed or checked the applicable "Accepted" above, Merchant agrees to the Level I Affiliate Support provisions or the Level I and Level II Affiliate Support provisions of the Agreement, including the fees outlined below, and Be Free agrees to provide the applicable Affiliate Support Services detailed in Exhibit A.

b. Upon BFAST Program Launch, Merchant agrees to pay Be Free a Level I Affiliate Support Fee of [ * ] ($[ * ]) per Affiliate per month for the first six (6) months, and [ * ] ($[ * ]) per Affiliate per month for all subsequent months.

c. Upon BFAST Program Launch, Merchant agrees to pay Be Free a Level II Affiliate Support Fee of [ * ] dollars ($[ * ]) per month.

3.      AFFILIATE APPLICATION REVIEW (REQUIRES BFAST) DECLINED [X]ACCEPTED [ ]

a. Provided that Merchant has initialed or checked "Accepted" above, Merchant agrees to the Affiliate Application Review provisions of the Agreement, including the fees outlined below, and Be Free agrees to provide the Affiliate Application Review Services detailed in Exhibit A.

b. Upon BFAST Program Launch, Merchant agrees to pay Be Free an Affiliate Application Review Fee of [ * ] dollars ($[ * ]) per Affiliate application.

4.      AFFILIATE CHECK WRITING (REQUIRES BFAST) DECLINED [X] ACCEPTED [ ]



* Portion has been omitted pursuant to a confidential treatment request and filed separately with the Commission.
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a.      Provided that Merchant has initialed or checked "Accepted" above,
        Merchant agrees to the Affiliate Check Writing provisions of the Agreement, and provided that Merchant has transferred to Be Free amounts owed to Affiliates by Merchant for BFAST-monitored transactions, Be Free agrees to provide the Affiliate Check Writing Services detailed in Exhibit A.

b. Merchant agrees to pay Be Free an Affiliate Check Writing Fee of [ * ] ($[ * ]) plus actual postage costs for each check distributed.

5.      OPEN AFFILIATE OUTREACH & FASTAPP DECLINED [ ] ACCEPTED [X]
        (REQUIRES BFAST) Provided that Merchant has initialed or checked "Accepted" above, Merchant agrees to the Open Affiliate Outreach and FastApp provisions of the Agreement, and provided that Merchant is participating in the Be Free FastApp program, Be Free agrees to provide the Open Affiliate Outreach and FastApp Services detailed in Exhibit A.

6.      BFIT AD SERVING & AD TRAFFICKING  DECLINED [ ]  AD SERVING   AD SERVING
                                                       ACCEPTED [X]      &
                                                                         AD
                                                                    TRAFFICKING
                                                                    ACCEPTED [ ]

a. Provided that Merchant has initialed or checked the applicable "Accepted" above, Merchant agrees to the BFIT Ad Serving provisions or the BFIT Ad Serving and Ad Trafficking provisions of the Agreement, including the fees outlined below, and Be Free agrees to provide the applicable BFIT Services detailed in Exhibit A.

b. Merchant agrees to pay Be Free a BFIT Ad Serving Fee of [ * ] ($[ * ]) per one thousand BFIT Impressions (advertisements) served.

c. Merchant agrees to pay Be Free a BFIT Ad Trafficking Fee of [ * ] ($[ * ]) per one thousand BFIT Impressions (advertisements) served.

AGREED AND ACCEPTED BY BE FREE:             AGREED AND ACCEPTED BY MERCHANT:

By:        Stephen M. Joseph                By:          Jeanette Slepian
   -------------------------------             ---------------------------------
Name:    /s/ Stephen M. Joseph              Name:      /s/ Jeanette Slepian
     -----------------------------               -------------------------------
Title:         CFO                          Title:    VP Business Development
      ----------------------------                ------------------------------
Date:                                       Date:
     -----------------------------               -------------------------------



* Portion has been omitted pursuant to a confidential treatment request and filed separately with the Commission.
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                             BEFREE TERMS OF SERVICE

1.      DEFINITIONS

1.1 "Affiliate" shall mean the person or entity that displays Merchant's products, services and/or promotions on its internet site in exchange for receiving remuneration from Merchant for such display.

1.2 "Affiliate Sales Channel" shall mean Merchant's group of Affiliates and related Affiliate Sites.

1.3 "Affiliate Site" shall mean the Affiliate's internet site or sites which display products, services, and/or promotions provided by Merchant.

1.4 "BFAST Impression" shall mean a form of information display code on an Affiliate Site that generates a transactional request to the BFAST service bureau each time an End User views a listing or display of merchandise or service offered by Merchant on an Affiliate Site (typically, this will result in the display of a product graphic or an invisible graphic from the BFAST service bureau).

1.5 "BFAST Program Launch" shall mean the first date upon which Merchant receives a BFAST Affiliate application.

1.6 "BFIT Impression" shall mean a form of information display code on an ad site that generates a transactional request to the BFIT service bureau each time an End User views an advertisement offered by Merchant on an Affiliate Site (typically, this will result in the display of a graphic from the BFIT service bureau).

1.7     "End User" shall mean a person or entity who visits the Affiliate Site.

1.8 "End User Clickthrough" shall mean the event caused by an End User clicking or otherwise activating a BFAST or BFIT Impression (typically, this will result in the link to and display of a page on the Merchant's internet site).

2.      TERM AND TERMINATION

2.1 This Agreement will begin on the Effective Date and end one year from (i.) the BFAST Program Launch or; (ii.) if Merchant has not accepted BFAST, the first date when a BFIT Impression is served ("Term"). The Agreement will automatically renew for additional one year periods ("Additional Terms") unless terminated in writing by either party before ninety (90) days prior to the end of the Term or Additional Terms.

2.2 Provided that a party is not in default of any payment or other material breach, that party may terminate this Agreement upon sixty (60) days written notice upon any breach or default of a material provision by the other party. For purposes of this Section, a material breach of the performance specifications in Section 3 shall be defined as Be Free's failure to provide those specifications for a period of seventy-two (72) consecutive hours, unless such failure is caused by circumstances beyond Be Free's reasonable control as detailed in Section 8.5. Any



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        termination under this Section 2.2. shall become effective at the end of the sixty (60) day notice period unless the party in violation cures the breach or default, or has commenced reasonable efforts to cure the breach or default within such period.

2.3 If this Agreement expires under Section 2.1 or terminates under Section 2.2, neither party shall not have any obligation to the other party to compensate them for damages of any kind, including loss of actual or expected income, except as expressly set forth in Section 8.4 of this Agreement. Both parties, for themselves and their employees, agents, and consultants, waive any rights not granted by this Agreement that would otherwise be exercisable under the laws or regulations of any jurisdiction. Both parties hereby indemnify and hold the other party harmless from and against any and all liabilities relating to any claim or demand by the other party's employees, agents, and consultants. Sections 2.3, 6, 7, 8.4, 8.5 and 8.6 shall survive the termination or expiration of this Agreement.

3.      BE FREE PERFORMANCE SPECIFICATIONS

        Be Free's BFAST and/or BFIT services shall respond to impression requests at a rate equal to or greater than the expected peak request rate with a first-byte latency of less than ninety-five hundredths (0.95) of a second. as measured at its router nearest its internet point of presence. Due to the complexity of the Internet, the variability of user hardware and software capabilities and the provision of services to End Users by various providers, Be Free cannot and does not guarantee end-to-end response times or transmission rates.

4.      MERCHANT OBLIGATIONS

        Merchant shall (i.) accept and record a transaction identifier for each End User Clickthrough passed from the BFAST and/or BFIT Services; (ii.) not less than once each business day, provide Be Free with a transaction file, in accordance with Be Free specifications and via an approved method, that includes sales (or other services offered by Merchant) orders, returns or refunds, and the related transaction identifier; and (iii.) on a regular basis, provide Be Free with a catalog file, in accordance with Be Free's specifications and via an approved method, that accurately reflects the merchandise available on the Merchant's internet site.

5.      PAYMENTS AND PERFORMANCE DISCOUNTS

5.1 Should Be Free fail to serve BFAST Impressions in accordance with the performance specifications in Section 3 for a period of greater than sixty (60) minutes during any calendar day, whether consecutive or non-consecutive, Be Free shall discount fees specified in Section 1.c.(i.) of the Be Free Service Order for that calendar day by five percent (5%).

5.2 Unless otherwise specified in the Be Free Service Order, all fees are due in accordance with the payment terms stated on Be Free's invoice. At Be Free's sole discretion, any late amounts may be subject to a 1.5% fee each month. Merchant shall be responsible for all taxes with respect to the transactions contemplated hereunder (except any income taxes of Be
        Free).

6.      OWNERSHIP

6.1 Notwithstanding any other provision in this Agreement, Be Free and Merchant shall be the sole and exclusive owners of their respective intellectual property, including, without limitation, technology, trademarks, service marks, trade names, patents, copyrights, trade secrets and confidential information. Neither party shall use the intellectual property of the other without the prior express written permission of the owner.

6.2 Notwithstanding any other provision in this Agreement, Be Free shall be the sole and exclusive owner of all affiliate technology, including BFAST and BFIT software and their configuration for Merchant.

6.3 Notwithstanding any other provisions of this Agreement, (i.) Merchant shall be the sole and exclusive owner of specific names, addresses, transactional data and other personal identifying information of End Users and (ii.) Be Free shall have the right to use general demographic and non-personally-identifying information of End Users provided however that any such use does not identify Merchant as the source of any such data.

7.      CONFIDENTIALITY

7.1 Each party acknowledges that during the Term or any Additional Terms of this Agreement, it may obtain access to trade secrets and confidential business information of the other party. A trade secret generally consists of valuable, secret information or ideas that a party collects or uses in order to keep its competitive edge. Trade secrets include, without limitation, system designs, program materials (including source and object code and any system documentation which has not been publicly distributed or disclosed), operating processes, equipment design, product specifications, and any other proprietary technology. Confidential business information, which a party also treats as proprietary, consists of all other competitively sensitive information kept in confidence by a party. Confidential business information includes, without limitation, contract terms, selling and pricing information and procedures.

7.2 Each party agrees not to use or disclose any trade secrets or confidential business information of the other party, except as may be necessary to employees of a party who have a specific need to know in order to coordinate the operation of Merchant's Affiliate Sales Channel and, specifically, shall not disclose any trade secret or confidential business information at any time to any third party without the prior express written permission of the owner of such trade secret or confidential business information. These restrictions do not apply to any information that is or becomes generally available to the public or any information properly obtained from a completely independent source.

7.3 Merchant, for itself and its employees, agents, and consultants, agrees not to attempt in any manner to enter into, decompile or reverse-engineer the source code of Be Free's software or to allow any other individual(s) or entity(ies) to do or attempt to do so.

8.      MISCELLANEOUS

8.1 During the Term or any Additional Terms of this Agreement, Be Free shall be the sole provider of affiliate serving technology to Merchant. However, notwithstanding any other provision in



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        this Agreement, Merchant may participate in a network established by a third party for the purpose of creating an affiliate sales channel linking the third party's group of affiliates with an aggregated group of merchants.

8.2 The parties agree to announce this Agreement shortly after the its execution. Each party shall have the right to approve the other party's announcement before it is made public, which approval shall not unreasonably be withheld.

8.3 This Agreement is not assignable by either party, except that either party may assign this Agreement in the event of its merger or acquisition, and then only to the merged or acquiring company.

8.4 It is expressly agreed that, in the event of any breach or purported breach of this Agreement, the remedy shall be limited to an action at law for money damages, if any were actually suffered, and exclude consequential and incidental damages. All rights shall be deemed to be cumulative and the waiver a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8.5 Neither party shall be liable to the other party for any delay or default hereunder to the extent due to any cause beyond its reasonable control if such party notifies the other of the cause and the expected duration of such delay or default. All such obligations shall return to full force and effect upon the termination of such cause. A "cause beyond the reasonable control" of a party includes any act of God, act of any government authority, industrial dispute, fire, explosion, accident, power failure, flood, riot or war (declared or undeclared).

8.6 This Agreement is the entire agreement between the parties regarding its subject matter, supersedes any other agreements or understandings between them, and may only be amended by a writing signed by both parties. A party's waiver of, or failure to enforce, any right hereunder on one occasion shall not be deemed a waiver of any other right on the same occasion or the same right on any other occasion. If a court having competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement shall be construed and governed according to the laws of Commonwealth of Massachusetts applicable to contracts made, and fully performed, in Massachusetts.

                              BEFREE SERVICE ORDER
                              EXHIBIT A -- SERVICES


1.      BFAST SERVICES

a. BFAST (Be Free Affiliate Serving Technology(TM)) Services establish, operate and report on an Affiliate Sales Channel and include (i.) internet access to Be Free's BFAST service bureau; (ii.) a Merchant graphical user interface (GUI) license; (iii.) an internet browser based Affiliate interface (reporting.net); and (iv.) implementation, training and support functions.

b. The BFAST service bureau includes Affiliate Sales Channel transactional services for the (i.) serving of BFAST Impressions; (ii.) directing End Users from the Affiliate Site to the Merchant's internet site; and (iii.) tracking and reporting of BFAST impressions, End User Clickthroughs and sales (or other services offered by Merchant).

c. The BFAST Merchant GUI includes tools to (i) approve or reject Affiliate applications; (ii.) approve, reject or modify Affiliate commission voucher data; (iii.) modify links available to Affiliates on reporting.net; (iv.) modify Affiliate profiles; (v.) access Affiliate Sales Channel reports; and (vi.) download certain Affiliate Sales Channel data. The BFAST Merchant GUI license is a non-exclusive, non-transferable license to use the BFAST GUI software for use with Merchant's Affiliate Sales Channel activities anticipated by the Agreement during the Term or any Additional Terms. Such license includes all related software and documentation delivered to Merchant.

d. The internet browser based Affiliate interface (reporting.net) is a Merchant-branded site that includes tools to (i.) allow Affiliates to generate links to the Merchant's internet site; (ii.) modify certain Affiliate account data; and (iii.) access Affiliate activity reports and productivity tips and techniques.

e. BFAST implementation and training includes the installation of the BFAST Merchant GUI, and training on and assistance with the initial setup of the (i.) Merchant's profile; (ii.) Affiliate application template; (iii.) Affiliate commission structure (including commission rate, payment frequency and minimum payment levels); (iv.) security (password) configuration; (v.) reporting.net site configuration; and (vi.) Merchant transaction and catalog output files.

f. BFAST support is provided to Merchant by an assigned Client Development Manager (CDM) and is available Mondays through Fridays from 8:30 am to 5:30 pm ET. The CDM will provide support services including (i.) project coordination for implementation and training; (ii.) ongoing coordination of any necessary Be Free resources; (iii.) technical issue resolution and trouble-shooting; (iv.) communication and support for product enhancements; (v.) Affiliate Sales Channel analyses, and (vi.) communication of Affiliate Sales Channel best practices tips and techniques.

2.      LEVEL I AFFILIATE SUPPORT AND LEVEL II AFFILIATE SUPPORT SERVICES

a. Level I Affiliate Support includes the following technical and marketing support services including (i.) assisting potential Affiliates with application completion; (ii.) assisting Affiliates



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        with link generation; (iii.) assisting Affiliates with the resolution of broken links; (iv.) logging all emails and tracking known Affiliate issues; (v.) responding to Affiliate e-mails within one (1) business day; (vi.) developing a set of Affiliate frequently asked questions
        (FAQs) and an answer data base; (vii.) escalating Affiliate issues to the appropriate contacts in Merchant's organization; (viii.) notifying Affiliates of product enhancements; (ix.) corresponding with inactive Affiliates to remind them of how to set up links; (x.) providing
        Merchant with monthly summaries of outstanding and resolved issues and statistics including type and frequency; (xi.) assisting with the interpretation of Affiliate reports; and (xii.) responding to Affiliate requests to assist with improving sales (or other services offered by Merchant).

b. Level II Affiliate Support is a marketing enhancement service that includes corresponding with the top two percent (2%) or two hundred and fifty (250) sites, whichever is less, to (i.) notify them of Merchant developed promotions such as seasonal offerings, new Affiliate offerings and new product offerings; (ii.) recommend sales enhancement techniques and best selling methods; and (iii.) ensure that they understand and use Affiliate generated reports to maximize their traffic and sales (or other services offered by Merchant).

3.      AFFILIATE APPLICATION REVIEW SERVICES

Affiliate Application Review Services include (i.) reviewing Affiliate applications for completeness and communicating any omitted information; (ii) reviewing Affiliate Site (at the time of the Affiliate application) for appropriateness based on written Merchant guidelines; (iii.) approving or rejecting application based on written Merchant guidelines; (iv.) corresponding with Affiliate applicants to inform them of acceptance or rejection; (v.) providing Merchant with monthly summaries of number of applications reviewed, approved and rejected and the most common reasons for rejection.

4.      AFFILIATE CHECK WRITING SERVICES

Affiliate Check Writing Services include the processing of Affiliate commission payments. Commission vouchers are generated by the BFAST service bureau based on guidelines and time periods established by Merchant in the BFAST Merchant GUI and are approved by Merchant in the GUI. After receipt of funds from Merchant, Be Free will print, stuff and mail commission checks to Affiliates. A transaction log will be provided to Merchant for
        [REMAINDER OF TEXT CUT OFF ON COPY]

5.      OPEN AFFILIATE OUTREACH AND FASTAPP SERVICES

Open Affiliate Outreach Services include initiatives by Be Free to expand the Affiliate Sales Channel through various Affiliate recruitment programs. Affiliates recruited by Be Free on behalf of Merchant may be provided the option of joining other Be Free customers' affiliate sales channels through FastApp, a consolidated Be Free-branded on-line Affiliate application form and, if requested by the Affiliate, through direct solicitation by Be Free.

6.      BFIT AD SERVING AND AD TRAFFICKING SERVICES

a. BFIT (Be Free Intelligent Targeting) Ad Serving Services serve BFIT Impressions to one or more internet sites and include (i.) internet access to Be Free's BFIT service bureau; (ii.) a

        Merchant graphical user interface (GUI) license; (iii.) an internet browser based interface for ad sites (reporting.net); and (iv.) implementation, training and support functions.

b. The BFIT service bureau includes advertisement services for the (i.) serving of BFIT Impressions based on Merchant identified criteria (such as internet site, End User browser or operating system, and date and time of day); (ii.) directing End Users from the ad site to the Merchant's internet site; and (iii.) tracking and reporting of BFIT Impressions, End User Clickthroughs and, provided Merchant has accepted the BFAST provisions of the Agreement, sales (or other services offered by Merchant).

c. The BFIT Merchant GUI includes tools to (i.) manage ad campaigns and ad series; (ii.) access advertising management and revenue reports; and (iii.) download certain advertising data. The BFIT Merchant GUI license is a non-exclusive, non-transferable license to use the BFIT GUI interface software for use with Merchant's ad serving activities anticipated by the Agreement during the Term or any Additional Terms. Such license includes all related software and documentation delivered to Merchant.

d. The internet browser based interface for the ad sites (reporting.net) is a Merchant-branded site that includes tools to allow ad sites to access advertising reports.

e. BFIT implementation and training includes the installation of the BFIT Merchant GUI, and training on and assistance with the initial setup of (i.) the Merchant's profile; (ii.) the ad campaign and ad series template; (iii.) the security (password) configuration; and (iv.) the reporting.net site.

f. BFIT support is provided by an Advertising Coordinator or, if Merchant has accepted the BFAST provisions of the Agreement, an assigned Client Development Manager (CDM). BFIT support is available Mondays through Fridays from 8:30 am to 5:30 pm ET. The Advertising Coordinator or CDM will provide support services including (i.) project coordination for implementation and training; (ii.) ongoing coordination of any necessary Be Free resources; (iii.) technical issue resolution and trouble-shooting; (iv.) communication and support for product enhancements; and (v.) advertising analyses.

g. BFIT Ad Trafficking Services include the (i.) coordination of Merchant's ad campaign information, media plans and insertion orders; (ii.) creation and distribution of BFIT Impression links to ad sites; (iii.) scheduling and monitoring of ad site activity and ad performance; and (iv.) distribution of activity reports for BFIT Impressions, End User Clickthroughs and, provided Merchant has accepted the BFAST provisions of the Agreement, sales (or other services offered by Merchant).